OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

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AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

EVENT DATE/TIME: OCTOBER 22, 2015 / 12:00PM GMT

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
Peter Kraus AllianceBernstein Holding L.P. - Chairman and CEO
John Weisenseel AllianceBernstein Holding L.P. - CFO
Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
Adam Beatty BofA Merrill Lynch - Analyst
Alex Blostein Goldman Sachs - Analyst
Ryan Sullivan Credit Suisse - Analyst
Jack Keeler Citigroup - Analyst
Michael Kim Sandler O'Neill & Partners - Analyst
Robert Lee Keefe, Bruyette & Woods, Inc. - Analyst
Surinder Thind Jefferies LLC - Analyst
Greggory Warren Morningstar - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the AB third-quarter 2015 earnings review.
(Operator Instructions)
As a reminder, this conference is being recorded and will be available for replay for one week. I would now like to turn the conference over to your host for this call, the Director of Investor Relations for AB, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Chris. Welcome to our third-quarter 2015 earnings review. This conference call is being webcast and accompanied by a slide presentation that's posted in the Investor Relations section of our website, www.ABglobal.com. Peter Kraus, our Chairman and CEO; John Weisenseel, our CFO; and Jim Gingrich, our COO, will present our financial results and take questions after our prepared remarks.
Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure, so I'd like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our third-quarter 2015 Form 10-Q which we filed this morning.
Under Regulation FD, Management may only address questions of a material nature from the investment community in a public forum, so please ask all such questions during this call. We're also live tweeting today's earnings call. You can follow us on Twitter using our handle @AB_insights. Now I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Andrea. Good morning, everyone, and thanks for joining the call. I'm going to start with a firm-wide overview on slide 3. Investors were side-lined during the third quarter by declining equity markets and uncertainty over everything from US interest rates to China's economic growth to commodity prices.
As a result, our gross sales of $12.9 billion were well below trend. That compares with $18.8 billion in last year's third quarter and $24.8 billion in the second quarter of this year, which as you'll recall, included the funding of a $10 billion customized retirement strategies or CRS mandate. Net flows reversed to negative $2.4 billion from positive $2.8 billion in last year's third quarter and positive $2.2 billion in the second quarter of this year.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Quarter-end AUM of $463 billion was down 2% versus the third quarter of 2014 and nearly 5% sequentially with market depreciation by far the greatest contributor. Average AUM of $476 billion was down nearly $3 billion year on year and down $16.4 billion or 3% sequentially.
Slide 4 shows our quarterly flow trends across channels. The good news is that our gross redemptions improved overall and across all three of our client channels. The tougher news is that gross sales were well below historical trends and that drove overall net outflows.
Now we'll look at investment performance beginning with fixed income on slide 5. The risk-off environment challenged the third-quarter performance of many of our fixed-income strategies, yet our long-term track records remain strong.
For the one year, our percentage of assets in outperforming services actually improved, moving to 88%. We were down slightly for the three and five year at 87% and 93%, respectively. We held our own in equities as well despite the third-quarter's market decline.
Now I'm on slide 6. At quarter end 79% of our qualifying active equity assets were in outperforming services for the one-year period, 81% for the three-year and 62% for the five-year. As important, we were able to demonstrate the benefits of investing in our high-conviction strategies, including concentrated portfolios.
Concentrated US growth, a service that holds around 20 stocks, ranked top quartile for the one- and three-year periods through September and top decile for the five-year. US thematic ranked top decile for the one- and three-year.
In our growth portfolios we showed the importance of stock picking acumen in an environment where it really did matter. US large-cap growth ranked top decile for the one-, three- and five-year periods and emerging market growth for the one- and three-year periods. In value, our global strategic value strategy retained its top decile ranking for the three-year despite giving back some performance in the third-quarter's strong value headwinds.
And in many of our services we're able to provide downside protection in volatile markets. Of the services on the table, 75% had higher upside capture than downside capture in the third quarter, and almost two-thirds had downside capture less than one so they outperformed during down days. This out-performance is most clear when you look at our strategic core equity services which are specifically designed to limit downside risk.
All four of them, US, global, international, and emerging markets ranked top decile for the quarter and one year. US, global and EM were all top decile for the three-year, while international ranked in the 12th percentile. I'm proud of the breadth of out-performance we've been able to deliver for our equity clients in this market and in others.
As equity performances has improved, we've added new and relevant offerings and they've come to represent a larger share of our institutional business. You can see that on slide 7 in our institutional channel highlights.
The top left pie shows the composition of our institutional gross sales by asset class for the third quarter. While fixed income continues to represent more than half our gross sales, active equities comprised nearly one-third of the total in the quarter. That compares with 14% in the third quarter of 2014 and represents our best equity sales quarter since the fourth quarter of 2011.
We also garnered more sales in EMEA and Japan. That's the pie at the bottom left. These two regions together account for more than two-thirds of our gross sales in the third quarter compared to 42% in the year-ago quarter.
Our $5.9 billion pipeline at quarter end was diverse as well. We added significant new mandates in every asset class. And while overall activity with institutions has been muted, we continue to make good progress with consultants.
During the quarter, we secured four new or upgraded buy ratings for four separate global fixed-income strategies across the top three global institutional consultancies. Regionally, we're making terrific strides with consultants in the US, the UK, Australia, and Japan, so we feel well positioned today from both a product and performance standpoint.
Moving to retail on slide 8, you can see how steep the decline in investor activity was in the third quarter, particularly in the regions and categories where we have the largest funds. While we don't yet have September 2015 data.
The chart at the top left shows that July and August combined global high yield, gross sales in the Asia ex-Japan region plunged 75% from the same period last year, other bonds by 37% and mixed asset and other funds by 41%. Even equity-fund sales, which have been strong in the region, fell by 4%. Given our historically dominant position there in high yield, fixed income, we felt this decline in sales activity.
The bottom of the slide looks at gross sales trends in the US mutual-fund industry, highlighting year-on-year exchanges in the fixed income categories where we have our largest 40 Act funds. Again, September data's lagged, but sales for July and August combined plummeted compared to the same period last year.

Global bond sales in the US fell by 52%, multi-sector bond by 36%, high-yield by 39%, high-yield muni by 45% and other munis by 24%. And in every instance, save high-yield muni, there was nothing in the gross sales trends for the first and second quarter to indicate such a precipitous third-quarter drop was coming. Clearly, the challenge we and many in the industry have today is with sales, not with redemptions.
Even with these large out-flowing categories our gross redemptions are down by $2.5 billion across the complex year to date, and our annualized redemption rate is our lowest since 2007. And looking beyond fixed income, we're pleased that we're able to generate positive net flows to our US retail active equity funds during the quarter.
We're also encouraged by our overall diversity of sales by product and by region. Active equity represented more than one-third of total gross sales, and sales of the newer products we've introduced over the past three years increased by 9%.
Gross sales increased sequentially in the US, EMEA, and Japan in the third quarter. So when retail fixed-income mutual fund sales pick up in the US and Asia retail investors resume their search for yield, which we believe they will, we think our flow picture will improve as well.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Now, let's turn to our private wealth management business which is on slide 9. In any market environment we remain focused on delivering for our private clients by producing competitive investment performance and providing a suite of relevant and innovative offerings that appeal to that broad client base. We believe we came through for them in the third quarter.
Top left chart illustrates the adjustments we've made to our strategic equities offerings to create a more high-conviction portfolio and they continue to pay off. We've outperformed by about 3% through September, putting us 15th amongst peers. For the one-year, we're even stronger at 13th and we're 20th for the three-year.
Our targeted services represent another way we're catering to the evolving needs of our private clients, as the timeline at the bottom of this slide shows. The early stage managers fund-of-funds offering we just launched was the latest in a series of innovative and relevant new one-off services that we've been introducing to clients for the past several years. This new offering raised nearly $120 million, bringing our total assets raised from targeted services to date to more than $3 billion.
Between the strength and relevance of our offerings and the commitment to high-touch client service, we've been able to keep current clients happy and attract new ones. Our new client relationships have increased 17% versus year-to-date 2014 and our asset retention levels are near record highs. We're delivering for clients like never before in this business and it's really great to see.
Moving to the sell side on slide 10, we benefited in the third quarter from the spike in volatility. Revenues were up 13% year on year and 4% sequentially; that's the chart at the top left.
The bottom left chart shows the trend in volatility in the US markets since January of 2014 and gives a sense of just how dramatic these past few months have been. The VIX was up 48% in this year's third quarter versus last year. The dynamic has not been the same in the regional markets. Europe's rebounding a bit but Asia volumes remain low.
We're finding that our clients still want our research, but are not as interested in trading in Asia stocks. That's the beauty of having a global business. We can trade leadership around regions. Last year Europe and Asia were greater growth drivers than the US for us, and this year it's the US. Trading is making an overall greater contribution to results than it did last year.
We continue to be differentiated in both our research insights and our trading capabilities. In research more than half of our analysts ranked one or two in the 2015 US Institutional Investor survey. And our 12th consecutive annual European Strategic Decisions Conference just drew record attendance.
In trading, the industry-leading access to liquidity and un-conflicted business model that Bernstein offers continued to win us new clients and more business from existing clients. Our clients are also trading with us more electronically and across multiple geographies, so we feel good about what we have to offer global clients in the evolving market landscape for institutional research and trading.
Finally, I'll wrap up with a brief recap of the progress we continue to make in our long-term strategy to deliver for our clients across cycles. I'm on slide 11. Despite the third quarter's difficult market conditions, we were able to maintain strong long-term track records across many of our fixed-income and equity strategies and attract new assets from diverse services, channels and regions.
We broadened our business in institutional by making ongoing progress with consultants and clients and increasing our pipeline by 11%. In retail, we achieved significant gross sales increases in the US, EMEA, and Japan.
We reached important milestones with innovative new offerings like customized retirement strategies, which was just ranked number one by assets by Pensions & Investments. Multi-manager alternatives, which just hit three years with $1.8 billion in private-client assets. And a successful roll-out of our new early-stage manager's fund of funds.
Finally, we kept non-comp expenses in check during the quarter, so progress on every front in an operating environment that became increasingly difficult throughout the quarter. I'm proud of what the talented people here at AB have been able to accomplish in this quickly evolving market. They amaze me every day with their relentless ingenuity and commitment to keeping our clients ahead of tomorrow with our service and offerings.
It's always difficult to predict when the uncertainty that's undermining investors' confidence in the global markets will actually begin to abate. I'm confident we're on the right path with our people, business and strategy. Now I'm going to turn it over to John for some comments on the financials.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As always, my remarks today will focus primarily on our adjusted results. You can find our standard GAAP reporting and a reconciliation of GAAP-to-adjusted results in our presentations appendix, press release and 10-Q.
Let's start with the highlights on slide 13. Third-quarter revenues of $626 million were unchanged from the same prior-year period. Operating income of $147 million and our margin of 23.5% declined slightly as a result of higher compensation expense. We earned and will distribute to our unit holders $0.43 per unit compared to last year's third-quarter adjusted EPU of $0.45.
Compared to this year's second quarter, our revenue and operating income decreased 5% and 7%, respectively, due primarily to lower base and performance fees. We delve into these items in more detail on our adjusted income statement on slide 14.
Beginning with revenues, total net revenues of $626 million were flat year on year and down 5% sequentially. Base fees decreased 2% year on year and 3% sequentially as a result of lower average retail and institutional AUM.
Performance fees of $2 million were slightly lower than the third quarter of 2014 and were down from $14 million in the second quarter of this year as expected. The second quarter included performance fees earned on our Select Absolute Alpha Fund and Asia ex-Japan investment strategies. We have only a few key services with performance fee calculation periods that end in the third quarter.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Bernstein Research Services benefited from the volatility-driven increase in trading volumes during the third quarter. Revenues were up 13% versus 2014's third quarter as a result of higher client trading activity in the US, Europe and Asia, and 4% sequentially due to higher activity in the US and Europe which offset lower activity in Asia.
We recorded investment losses of $2 million versus none in the third quarter of 2014 and $5 million in gains in the second quarter of this year. These numbers include minimal seed capital losses in the current quarter compared to gains in both last year's third quarter and this year's second quarter.
At quarter end we had $476 million in seed capital investments, the majority of which is hedged. Seed investments decreased $22 million sequentially primarily due to lower market valuations.
Moving to adjusted expenses, all in, our total operating expenses of $479 million increased slightly year on year but decreased 4% sequentially. I'll begin with total compensation and benefits expense which increased year on year due to a higher comp ratio, but decreased sequentially in line with the decrease in our net revenues.
As you know, we accrued total compensation excluding other employment costs such as recruitment and training as a percentage of adjusted revenues. We accrued compensation at a 50% ratio in the third quarter, higher than the 49.5% in the same prior-year quarter, but in line with the second quarter of this year.
Third-quarter promotion and servicing expenses decreased slightly year on year. The 14% sequential decrease is due to lower seasonal T&E and marketing costs versus the second quarter when we held more client conferences and launched new Asia-marketing campaigns.
G&A expenses decreased 2% versus the third quarter of 2014 as a result of lower trading errors and occupancy expenses which offset higher professional fees. G&A was essentially flat to the second quarter.
Operating income of $147 million for the quarter was down 1% from the prior year primarily as a result of higher compensation expense, and decreased 7% for the second quarter as revenue declines outpaced expense reductions. Our operating margin of 23.5% for the quarter was down 30 basis points from the third quarter of 2014 and our year-to-date incremental margin is 48%.
In addition, we recorded a $1.7 million debit within our GAAP G&A expenses in the third quarter to true up our real estate sublease assumptions which we excluded from our adjusted results. We repurchased 3 million AB Holding units for $82.1 million on the open market during the third quarter, thereby reducing the weighted average units outstanding on a diluted basis to 100.6 million units for the quarter.
Finally, the third-quarter effective tax rate of 7.1% for AllianceBernstein L.P. compares with 6.5% in the third quarter of 2014 and 5.6% in the second quarter of this year, and reflects the adjustment of our year-to-date tax provision for our anticipated current full-year 2015 effective tax rate. Our year-to-date effective tax rate is 6.5%. We highlight these points on the next slide of this presentation as well.
And with that, Peter, Jim and I are pleased to answer your questions.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)
The first question is from Michael Carrier with Bank of America. Your line is open.

Adam Beatty - BofA Merrill Lynch - Analyst

Thank you and good morning. This is Adam Beatty in for Mike. Just a question on equity. The performance has gotten better. It looks like it's showing up in the flows. Just want to get your thoughts on any important milestones coming up in terms of gaining critical mass in certain channels, with certain products, or maybe performance milestones on some of the newer products. Thank you.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Adam. Well, during the course of this year we have accelerated the acceptance of many of our active equity services on platforms around the world. So, not only in the United States, but also in Europe and Asia where large distributors have heretofore not had our services on their platforms, they now do.
Also, during the course of the year, we've also had a number of those services not just get on the platforms and be on the research list but move up to the focus list. So, most of that is new, this year, and so anywhere from one month old to five or six months old is the aging of that opportunity. We think that, with the strong performance that we've had and potentially with markets becoming a little less uncertain, that should allow us to gather an increasing amount of assets in equities. And you can begin to see that a little bit this quarter.

Adam Beatty - BofA Merrill Lynch - Analyst

That's great, thank you. And then turning a little bit to expenses. It looks like, despite some headwinds, expense control came in pretty well. Wanted to get your thoughts about, the mentality around 4Q. It looks like the market's bouncing back, but if volatility continues would you dial back on things like promotion, things like marketing, T&E? Or just continue that effort and maybe let the margin take a little bit of a dent? Thanks.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I think it's fair to I say that we're running the business for the long haul as opposed to quarter to quarter. That said, I think we have indicated that we expect to deliver operating leverage, assuming we can grow revenues. And that implies, as we have all year, carefully managing our expense base, particularly the non-compensation expense.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John. I would just add, Adam, that we've been kind of bouncing in a range here on both the promotional servicing and G&A expenses. Some of these things are seasonal. So, for example, in the third quarter, T&E is typically seasonally low and then it pumps back up again in the fourth quarter. The same thing with marketing.
So, you may see some things swing from quarter to quarter, but back to Jim's point, we're really managing the business for the longer haul. I think if you look back over the past year, these expenses have been pretty stable and should be going forward.

Adam Beatty - BofA Merrill Lynch - Analyst

Okay, that makes sense. Thank you for taking our questions.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Operator

The next question is from Alex Blostein with Goldman Sachs. Your line is open.

Alex Blostein - Goldman Sachs - Analyst

Thanks. Hi, good morning, everybody. Peter, a question for you on retail trends and high yield. Obviously, you guys highlighted that gross sales have been slowing down, probably not surprising given what's been happening over the course of the summer on the macro front. But, curious to hear, with macro conditions maybe getting slightly better, if you guys seen any improvement in sales on the retail high-yield channel, given how important it's been for you guys as a source of new flows.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

In a word, not much. I think, through the quarter, we saw a relatively low level of sales. We were surprised, and we tried to point that out in the presentation, at the precipitous decline in sales in that space, in particular in Asia ex-Japan. The other side of that is that we're actually sort of optimistic because we just don't expect that sales would stay that low for an extended period of time.
I think that you might ask the follow-up question -- why. It's not actually easy to determine why sales fell so much. It's more than likely a combination of the volatility in the equity markets in China and the currency changes in China, as well as the uncertainty around the Fed's behavior. And, as those things resolve themselves, we would expect gross sales in that market to move up to a more normal level.
We have a high market share in that space. I was actually quite happy to see that the decline in sales did not reflect itself in an increase in redemption activity. Redemption activity's been reasonably muted. So we have reason to feel confident that, when sales come back, we'll get our market share and then some, and that will be a positive element for the Company.

Alex Blostein - Goldman Sachs - Analyst

Thanks, helpful color. And then, on the buyback, nice pick-up this quarter. Anything we need to think about from a capital management perspective on the pace from here?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

I would just say -- it's John -- the longer-term objective of the buyback program is to buy back the units that we issued to employees for incentive-based comp. I think if you look at it from year to year it varies. If you go back to 2011 and 2012 we bought a lot of shares, much more than we issued, less so in 2013 and 2014 as we did the WPS and the CPH acquisitions. But, even if you look at that four-year period, we bought back much more than we actually issued to our employees.
Then, when you add in the 3 million that we bought here in this quarter and close to 4 million year to date, I think we're in good shape as far as this year in terms of what we expect to issue to employees. But, again, we're managing this over the longer haul, and I think you'll continue to see us in the market on an opportunistic basis. Some quarters, like the one that we just passed, we bought back more than we did in other quarters. But you'll continue to see us in the market.

Alex Blostein - Goldman Sachs - Analyst

Got it, thank you.

Operator

The next question is from Ryan Sullivan with Credit Suisse. Your line is open.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Ryan Sullivan - Credit Suisse - Analyst
Good morning, thanks a lot for taking the question. Peter, I believe you hit on this a little bit in your prepared remarks, but maybe just a little more detail around the alternative investment services team and the product innovation in general. So, first off, are there any new products in the pipeline or any other areas you're exploring that you currently see pockets of opportunity? And, secondly, more broadly, how you see the growth of this team, the trajectory of this part of the business in general. Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

We're very focused in the alternative space in the liquid alternative world. We have multiple opportunities there in multiple regions around the world. The performance in the industry has not been particularly strong this year, as you well know. But the interest in interjecting these services into target-date structures and retirement opportunities, which heretofore have not had the chance to actually invest in alternatives, we think is a long-term trend and is where there is significant growth opportunity.
In addition to that, we also are recently approved on a number of platforms -- again, recommended list or focus list -- which we hadn't had up until the middle of this year. And so, that also makes us feel somewhat optimistic about what our chances are to raise assets in that space.
In terms of new product flow, we have a couple of products that we are building -- or innovating, I guess I would say. And so, I think I said in the past, we increased our product innovation quite substantially in the 2011, 2012 time period. And then, we reached a reasonable plateau for that innovation a couple years after that.
I don't think our innovation's going to decline, but I don't think our -- the speed at which we will bring out products will increase either. I think we're going to try to maintain where we are and try to exploit what we've developed, and what things don't work we'll discontinue. But the pace of innovation I don't expect to pick up, but I also don't expect it to decline much.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add to that, the other important leg to what we're doing in the alternative space is in the private credit arena where, again, if you look at our institutional pipeline or what Peter called out in our private wealth channel, we've been, I think, very successful and very pleased with our asset-raising success in areas like real estate debt or middle market lending. And performance in areas like real estate equity on our first fund has led to larger raises as we move to the second fund, and we've seen the same thing in real estate debt. So, there is a reasonably large chunk of our pipeline that is committed assets in these types of services. And we're pleased with how that is continuing to evolve.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think Jim makes a good point. We don't talk about this that much, but we've built that from zero. That was literally zero, three or four years ago. And today that is, as I mentioned in the comments, $3 billion and it's continuing to grow.
And the performance of virtually all of those services that we've had over time has been exemplary. They have really produced returns for clients and that has created, obviously, interested investors who are interested in investing in the new things we're doing. And that just will continue to build. It won't build hyperbolically, but it will build in a very consistent way to a sizable business over time.

Ryan Sullivan - Credit Suisse - Analyst

That's great, thanks. And just one quick follow-up. The concentrated growth mandate in the institutional segment that is the new addition for this quarter, was that put in at the beginning of the quarter before the volatility started? Or towards the end of the quarter, after -- in the midst of the volatility?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I don't know the answer to that. But I think the right way to think about it is, is that it was more than likely something that was -- the decision was made earlier in the year, probably in the second quarter, maybe the beginning of the third quarter.
But I don't think that the volatility in the market would affect -- if you're thinking, well, that's going to change the way that people are going to allocate the equities, I don't think that's going to have an impact. These are long-term investors; they're making decisions to allocate capital. The down 10%, up 6%, while it's volatile, is not changing their capital allocation regimes.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Ryan Sullivan - Credit Suisse - Analyst

Great, thanks a lot.

Operator

The next question is from Bill Katz with Citigroup. Your line is open.

Jack Keeler - Citigroup - Analyst

Hi, guys. This is Jack Keeler stepping in for Bill here. My first question's around sovereign wealth funds. I think some of your peers have talked about the impact they had from sovereign wealth funds in the quarters in terms of redemptions. I was just wondering if you could talk a bit about your exposure to sovereign wealth funds and the impact that might be having on flows.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Sure. We have a balanced exposure to sovereign wealth funds. A number of them are our clients. We have stable relationships with them and I don't think there's anything out of the ordinary.

Jack Keeler - Citigroup - Analyst

Can you just provide some color on what kind of impact that had in the third quarter in term of flows?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Well, I don't think anything material and there's nothing really to -- that's what I meant by we have a very balanced relationship with them and nothing out of the ordinary.

Jack Keeler - Citigroup - Analyst

Okay, thanks. Then, as a follow-up, I was wondering if you're getting any more traction in your target-date funds. I know they have some embedded volatility management. I think that might have been a boon given the August step-down. Have you seen any more traction in that space?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I'm sorry, say that again.

Jack Keeler - Citigroup - Analyst

Your target-date funds with the volatility management built in, just wondering if you had any more traction in that in the third quarter, given the volatility.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

We've continued to see growth in that space. And as I've mentioned a few times about the target-date business, it will be slow to build. This is a long-term business; it's not going to jump off the page. But we continue to have an increasing pipeline in clients that are interested and/or have actually mandated us. It's a process. It takes time to go through the investment committees and the approval process.
But there is a significant amount of continuing and growing interest in a target-date fund that is powered by Morningstar and AB. It offers the market something the market doesn't have. And it offers investors and investment committees an opportunity to actually discharge some of their fiduciary responsibilities, which heretofore they've not been able to, in being able to pick managers beyond just one provider. And that has, I think, become more important, not less important, as people focus on the implications of what the DOL may propose in the future.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add, there was a question earlier on milestones. We do, at the end of this year, run up against our one-year milestone on our multi-manager target-date fund, which is a critical milestone for many potential buyers. And, as Peter said, they're looking at performance, and performance in 3Q, I think, will help us in these discussions.

Jack Keeler - Citigroup - Analyst

Great. Thank you.

Operator

The next question is from Michael Kim with Sandler O'Neill. Your line is open.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys, good morning. First, focusing on the institutional channel. If we exclude the CRS mandate that funded in the second quarter, it looks like net flows have been modestly negative for the last couple of quarters. So, it doesn't sound like there were any lumpy redemptions that skewed the number this quarter. But, just curious to get your take on the outlook for organic growth in that channel given what seems to be some pretty persistent headwinds around rebalancing and de-risking.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

You know, Michael, it's -- I thought about perhaps calling out some of those things, but there are large pluses and minuses in both categories. And if you start picking off, well, exclude this redemption and then you have to exclude that sale, or if you exclude that sale and then you have to exclude the redemption. I think we look at it on a balanced basis. The CRS mandate was large, but there were some other large redemptions as well, not of that size. And they're lumpy.
And sometimes organizations are redeeming -- large organizations are redeeming but reallocating. And that reallocation could -- might be to you, the manager, not necessarily to some other manager. So, I think we tend to look at this stuff in its totality as opposed to try to peel back the onion, because if you don't get all the layers you may not get the right answer.
So, having said that, let me comment on the overall problem. I think the overall problem still is a low level of sales. I think the redemption activity is quite manageable, if not very low. And I think the true headwind that, at least we have, and I think we're not alone in this, is actually growing gross sales to a higher level.
And the reasons for that are challenging. It's hard to understand. It may in fact be allocation regimes. It may in fact be the use of money by institutions. It may in fact be active to passive. It may in fact just be, right now, people are reasonably comfortable with what they have and they're looking at what happened to them after the third-quarter volatility, and they may begin reallocating in a different way coming out of that. It's hard to tell. But I do think it's pretty clear that the gross sales levels are low.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, fair enough. And then, a similar question, but more focused on the retail business. Again, just seems like some pretty meaningful or powerful headwinds across the industry.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

When I think about you guys specifically, I think we can understand or we can see that the competitive advantages that you've built up over time around performance and differentiated product set and broad distribution capabilities. But looking ahead, do you feel like those are enough to be able to generate strong organic growth versus what continues to be a pretty difficult environment for the industry?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Well, there are two problems in the retail world. There is a much lower level of gross sales. So, let's just talk about Asia for a second because there we really -- the two problems conflate or they come together. What are the two problems? There is the level of sales and then your percentage participation of the sales.
In Asia, we have a very high market share, so it's hard for us to increase our market share materially, although we have in the past. In prior years, we've actually been able to take the market share up. Not counting on that for a minute, if market share is constant then what happens to gross sales has a direct effect on us. That tends to be the experience in that product set in Asia. And with the very significant declines, that obviously had an impact on us.
On the other hand, as I said, low level of redemption, so significant client interest and comfort with what they have currently invested in. The question is, what will they do with their cash going forward? There's just no history that suggests that these level of sales will stay at the depressed level for an extended period of time. That's just not how the Asian investor has behaved. So we do expect that those gross sales will rise and we expect that we'd get our fair share of that, if not more.
In Asia, in addition to that, there is an equity participation. There, the performance that we've had and the expansion of the platform, that's a big benefit to us. So, there not only could we pick up market share, but if gross sales also retract from a minus to a plus, we'll get both an increase in the gross sales and an increase in the market share.
In the United States and Asia, as Europe, it's much more of both a market share question and a gross sales question. So, I don't have any crystal ball on what gross sales in the US will do. We've certainly seen over the last few years trends against active. At some point I suspect that will moderate and perhaps even change. I and the firm have been specific about why we think that's a challenge for passive investors, and that's another story.
But, that aside, the important thing that the performance gives us is the ability to increase our market share, and that's where we think the real opportunity is. That's something we can actually control better because you can't control the industry flows but you definitely can control your performance, and therefore you can control your penetration in those platforms. And you should expect that investors will allocate money to top-performing managers, of which we have a lot today in equities and in fixed income.
So, I think in the US and Europe world, we're more constructive on our opportunities. And you'd say, well, okay, that's all great, why isn't that happening. And the questions asked at the beginning of the Q&A relate to that. Because, what's the time period in which they have been on those platforms where they've been on research lists or on focus lists and actually out in the marketplace where we can actually sell? And that has been a short period of time.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it. Okay, that's helpful. Thanks for taking my questions.

Operator

The next question is from Robert Lee with KBW. Your line is open.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Thank you, good morning. First question I have is on the wealth management business. You highlighted the significant year-over-year increase in the number of clients, I guess 17%. And I'm curious how should we think of that in terms of maybe a leading indicator for future sales? Is it your experience that you sign on a new client, they bring over assets, and that's largely the amount of assets you manage? Or is it really -- do you sign on the client, they bring over some, but then typically the assets start to come in over time? Just trying to get a sense of that.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Robert, you've been appropriately focused on the changes in the private client business over the last couple years, multiple quarters. And I think this is just another indication of the conversation we've been having on this. This is a business that takes, again, time to change. There are interesting indicators here, as we've said -- low level of redemptions, very positive performance.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

As you recall in 2009, 2010, 2011, we didn't have such positive performance. Much more challenging to actually keep clients. We had a service that was not anywhere near as diversified as it is today. Not as well balanced, not as many new products, no targeted services. Now we have targeted service. We have new products. We have better performance. We have new clients. We have low-level redemptions.
All those things are happening. We need more advisors that have experience. You can't, as I've said many times, you can't create a three-year track record faster than three years. You can't get a financial advisor with more experience unless they go through time with the experience. So this is a process. You're witnessing the growth of the momentum in the business and I think that we're on track. It won't happen asymptotically, but it will be sticky when it occurs.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great. Then I had a follow-up question on how you think of capacity. I think in the past you've talked about inactive equities, strategies with high active share, more concentrated portfolios as being a place where you've seen and you hope to see greater demand. But I guess the flip side of that is, to run those strategies you have to limit capacity, I would think.
So, how do you, as you roll those out, how do you think about how you market those? Do you save capacity for retail products which maybe have higher fees? I'm curious how you go about managing that as demand, or assuming demand does pick up.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Sure. First of all, we don't save capacity for one channel versus another. We treat all our clients similarly. And we don't think that, that would be a fair way to treat our institutional clients versus other client sets. So we don't do that.
Secondly, capacity is constrained in these high-conviction services. And the high-conviction services have a number of different types to them; some are more concentrated than others. But they all will have capacity constraints -- and we've hit some of our capacity constraints and closed products.
So, what do we do about that if we want to grow? The answer is actually quite simple. We don't have just one. We have a diverse set of high-conviction equity strategies, many more than we had in the past. And many -- or plenty, put it that way, 6, 7, 8, 10, that could easily increase in the billions of dollars, multiple billions of dollars, which, if we hit the capacity on all those services, you'd be really happy and so would we.
So, as a Company, as a Firm, as a platform, we don't feel capacity constrained from the perspective of growing and growing at a very attractive rate. From the specific service point of view, there are capacity constraints and a few of them we've hit and closed. So we're going to stick to that strategy.
We think we've got plenty of growth as a Firm, as an equity platform, continue to develop new services which create more growth. But we're going to stick to the high-conviction capacity construction because we believe, in the future, if in fact we're going to outperform active or passive management, which we have done and believe we will continue to do, it's going to be because we execute on that strategy.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great. Thanks for taking my questions.

Operator

The next question is from Greggory Warren with Morningstar. Your line is open. And he appears to have removed himself from the queue. So we will move on to the next question which is from Surinder Thind with Jefferies. Your line is open.

Surinder Thind - Jefferies LLC - Analyst

Good morning. Question on the Bernstein Research services. You spoke about growth in 2014 coming from Europe and Asia, and then this year it's been more the US and then part of Europe. Can you talk a little bit about the divergence in those regions in terms of why maybe Asia is lagging this year and if there's just a different behavior there in terms of when the markets get volatile and stuff?

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

We're serving a global investor set. You naturally have movement as global portfolio managers see opportunity. And the pullback that you've had and the volatility you've had in China this year I think has just been reflected in volumes versus prior years. So it's a natural part of the business.
We service those clients on a global basis and that's the nature of the relationship. So, we're indifferent as to where people trade, because those are in fact global relationships. As Peter mentioned, this year you've seen more growth in the US than you've seen in other regions.
I think the other thing that has impacted Europe, of course, is currency. So, measured in local currency, that business looks a lot better than measured in US dollars.

Surinder Thind - Jefferies LLC - Analyst

That's helpful. And then, related to an earlier question about expenses and operating margins, you guys have actually been enjoying pretty good incremental operating margins. If the markets were to remain, let's say, volatile or even trend downwards, how should we think about the other direction? Is there a little bit of wiggle room that you would have to maybe rein in things just a little bit more to protect?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think that we've said that we've got operating leverage but it goes in both directions. So, if we have operating leverage for revenues growing, we've got negative operating leverage for revenues declining. When revenues decline, we have one lever that is always painful but we've certainly done in the past and that's headcount.
So, as revenues decline, we can remove people from the firm and probably will. But I think that you'd have to believe, in doing that, you're still going to have a challenge in keeping your marginal margin when revenues decline, because your fixed expenses aren't going anywhere.

Surinder Thind - Jefferies LLC - Analyst

Fair enough, thank you.

Operator

(Operator Instructions)
The next question is from Greggory Warren with Morningstar. Your line is open.

Greggory Warren - Morningstar - Analyst

Good morning, guys. I'm having a few difficult technological problems this morning. I just wanted to follow up on the question that was asked about high yield and more a broader picture issue. Some of the charts that we're seeing, at least on the retail side, you had flows into core bond funds really decelerate midway through 2013 to 2014. You had a lot of money going into non-core bond funds, of which high yield's one in the category.
But pretty much since the start of this year it's been almost the reverse trend. I'm just curious if you've had any insight just talking with institutional clients or some of the retail platforms as to what the thinking is there. You would expect with the expectation being that rates were going to go up in September coming through the first couple quarters earlier this year, that it would be the opposite. But I'm curious if you've got any additional color there.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Look, if you're talking about global trends, I think actually the single most significant event, and Doug Peebles who runs our fixed income business has actually been talking about this, when the US Fed, in the middle of 2014, stopped growing its balance sheet, and therefore the incremental change in the provision of liquidity in the markets shifted from an easing to a tightening, that had a commensurate impact on credit spreads around the world, from investment grade all the way through non-investment grade, and a bigger impact on non-investment grade.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

So for literally that time then until now we've seen spreads widen in that space. They didn't widen dramatically every day, but every day they widened. And that had a compounding impact on people's performance and the way they felt about risk around the higher-yielding part of the fixed-income market.
Add to that the volatility around China and the opacity with which people view the Fed's decisions currently, and I think you've got what we saw, which was a movement of cash out of the higher-yielding part of the fixed-income market and to some extent into the core bond market. But perhaps mostly on the sidelines.

Greggory Warren - Morningstar - Analyst

Okay. So like what the equity market, more of a flight to quality in some sense. I guess the other thing, I may have missed this in your opening remarks, but thinking about performance fees as we go into the fourth quarter here, do you feel like, year over year, that we'll probably see a decline similar to what we saw in the third quarter? Or are you guys feeling a little bit more positive on the fees?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Performance fees, as you know, will be largely connected to whether or not there are positive returns in markets. And it is possible to have a negative beta market and have such outperformance that you still actually create performance fees, but that's probably less likely than not. And so, to the extent that the global markets are negative in beta, I wouldn't expect to see much in the way of performance fees.

Greggory Warren - Morningstar - Analyst

Okay. Well, thanks for that. Have a good day.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thank you.

Operator

I'm showing no further questions at this time. I'll turn the call back over to our presenters.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone, for joining our call. I know you've got a busy earnings today, but IR is here for you if you have any questions. Thanks so much and have a good day.

OCTOBER 22, 2015 / 12:00PM GMT, AB - Q3 2015 AllianceBernstein Holding LP Earnings Call

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